Exhibit 23.1

BDO — Pazos, López de Romaña, Rodriguez  S. Civil de R.L.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-215029) and Forms S-8 (No.333-58298, No. 333-129152, No. 333-147448, No. 333-161459, No. 333-168588 and No. 333-183142) of our report dated June 21, 2017 except for Notes 1(b), 2 and 7 which are as of June 26, 2018, relating to the financial statements of Perurail S.A., which appears in this Form 10-K/A Amendment No. 1 to the Annual Report on Form 10-K of Belmond Ltd. and subsidiaries for the year ended December 31, 2016.

Pazos, López de Romaña, Rodriguez S. Civil de R.L.
Lima, Peru
June 26, 2018

Countersigned by:

/s/ Liliana Córdova Mejía
Liliana Córdova Mejía
Certified Chartered Public Accountant
Register No. 01-17661